Exhibit 99.1

FOR IMMEDIATE RELEASE
January 21, 2014

CenterState Banks, Inc. Announces

Fourth Quarter 2013 Operating Results

(All dollar amounts are in thousands, except per share information)

(All earnings per share amounts are reported on a diluted basis unless otherwise noted)

DAVENPORT, FL. – January 21, 2014 - CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.06 ($0.07 excluding merger expenses) on net income of $1,800 for the fourth quarter of 2013, compared to $0.10 per share on net income of $3,109 reported during the prior quarter. The primary differences between these two quarters are as follows.

•	Net interest income before loan loss provision decreased $529 due primarily to the decrease in FDIC covered loan interest accretion. The NIM decreased from 4.96% to 4.65% due primarily to both a decrease in loan yields and a change in the mix of interest earning assets. There was no change in the 0.38% total cost of interest bearing liabilities between the two quarters. The cost of total deposits, including non-interest bearing checking accounts was 0.24% in the current quarter compared to 0.25% in the prior quarter.

•	The loan loss provision expense increased $1,456 between the two quarters from a negative expense of $1,273 in the prior quarter to a $183 expense in the current quarter. The general loan loss allowance (SFAS 5 factor) as a percentage of non-impaired loans continued to decrease from 1.57% at September 30, 2013 to 1.47% at December 31, 2013 as reflected by the improved real estate markets and improved credit trends.

•	The FDIC indemnification asset (“IA”) amortization expense increased by $664 between the two quarters due to continued improvement in the Company’s expected losses in its FDIC covered loan portfolio.

•	Total credit expenses decreased by $3,935 between the quarters, most of which related to FDIC covered assets. The related FDIC revenue decreased by $3,148 which is related to FDIC credit cost. Eighty percent of the cost is reimbursable from the FDIC.

Announcement of efficiency and enhanced profitability initiatives

The Company reported restructuring and consolidation plans which are expected to reduce annual operating expenses by approximately $6 million.

Branch/ Retail Rationalization - $2.7 million annually

•	The closing and consolidation of 13% of the Company’s retail branch network - 7 smaller branches and 1 standalone drive-thru facility. The branches will close effective mid-April.

•	Total loans and non-time deposits of the 7 branches are $89 million and $82 million respectively. Collectively, these smaller branches represent 6% of the Company’s total loans and 5% of the Company’s total non-time deposits as of December 31, 2013.

•	Loans and time deposits of the closed offices are expected to decline over the normal course of business. Two-thirds of non-time deposits and the corresponding fee income are expected to decline over a two-year period. The remaining one-third of the non-time deposits is expected to remain with the Company.

•	Restructuring residential lending and other retail platform staffing.

Other Restructuring and Expense Reductions - $3.3 million annually

•	Restructuring of credit administration and portfolio management divisions to streamline approval processes and to focus annual portfolio servicing on larger credits.

•	Other efficiency moves include savings in the correspondent unit, wealth management department, healthcare related costs, and communications expenses upon the maturity of existing contracts.

•	The total FTE reduction from the branch rationalization and other initiatives will be a net 57 FTE including positions consolidated from a January 10th announced reduction in force, retirements, and attrition. The baseline for the cost saves and reduction in FTEs is the third quarter of 2013 run rate.

First Quarter Charge

•	The Company expects to record a charge of approximately $2.8 million in the first quarter of 2014 for costs associated with these efficiency plans. The charge is expected to cover severance, real estate and lease write-downs, and other items associated with the plans.

•	In addition to the $2.8 million charge disclosed above, the Company also expects to record a charge for merger related expenses of approximately $2.3 million resulting in total one-time charges in the first quarter of 2014 of approximately $5.1 million.

Timing of the Expense Saves and Revenue Reduction

EXPENSE SAVES	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15
Compensation related	$345	$575	$200	$—	$—	$—
Other non-interest expenses	25	110	40	50	25	130

Quarterly change	$370	$685	$240	$50	$25	$130

Cumulative expense reduction per quarter	$370	$1,055	$1,295	$1,345	$1,370	$1,500	*

REVENUE REDUCTION	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15
Wealth management fees	$—	$140	$70	$—	$—	$—
Deposit related fees	—	5	5	5	5	5

Quarterly change	$—	$145	$75	$5	$5	$5

Cumulative	$—	$145	$220	$225	$230	$235

*	$1.5 million is the quarterly expected expense reduction fully phased-in at which point the Company expects annualized expense reduction of $6 million.

All 7 of the branches are owned by the Company. The offsite drive-thru facility is leased. Two of the branch offices will be used as loan production offices by the Company and they also include tenants with leases. At its January board meeting, the Company’s directors authorized management to sell the remaining 5 offices after their scheduled closure date in April. Management expects to transfer these assets to held-for-sale during the first quarter of 2014 and they will be carried at net realizable value.

Gulfstream acquisition

On January 17, 2014, the Company announced that it has closed its merger with Gulfstream Bancshares, Inc. (“Gulfstream”) and it’s wholly owned subsidiary bank, Gulfstream Business Bank effective that day. Pursuant to this merger, the Company acquired $378 million of loans, $479 million of deposits and four branch banking offices in Palm Beach, Martin and St. Lucie Counties in southeast Florida. Loans and deposits reference above are not reflected at fair value. It is expected that Gulfstream will be converted to the Company’s core processing system on February 14, 2014. Total one-time merger and acquisition expenses related to this transaction are currently expected to be approximately $2.8 million of which approximately $0.5 million has been expensed during the fourth quarter of 2013. The remaining $2.3 million is expected to be a 1Q14 charge. The Company estimates that Gulfstream could add approximately $4.7 million to 2014 consolidated net income.

Loan growth

Non covered loans (i.e. loans not covered by FDIC loss share agreements) grew $28,225, or 9.3% annualized, during the three month period ending December 31, 2013. During the twelve months ending December 31, 2013, the annual growth rate was approximately 9.4%. Total new loans originated during the quarter approximated $83.5 million, of which $68.5 million were funded. The weighted average interest rate on funded loans was approximately 4.25%. About 35% of loan production was single family residential, 28% commercial real estate (“CRE”), 26% commercial and industrial (“C&I”) and 11% were all other. Approximately 56% of the current quarter production was fixed rate and 44% variable rate. The graph below summarizes total loan production and funded loan production over the past eight quarters.

FDIC covered loans and the related indemnification asset

Purchased credit impaired loans acquired pursuant to FDIC assisted transactions of failed financial institutions have been performing better than previously estimated. To the extent future estimated cash flows have improved (i.e. future estimated losses have decreased), the additional amount of future estimated cash flows are accreted into interest income over the remaining life of the related loan pool(s), thereby increasing the pool’s yield. The yields on the aggregate covered loan portfolio have been trending upward as a result of a decrease in the estimate of future losses. During the past nine quarters, the yields on the covered loan portfolio were as follows:

(unaudited)	4Q13	3Q13	2Q13	1Q13	4Q12	3Q12	2Q12	1Q12	4Q11
FDIC covered loan portfolio	12.91%	14.15%	12.03%	11.06%	7.71%	7.03%	7.51%	6.69%	6.80%

The IA represents the amount that is expected to be collected from the FDIC for reimbursement of 80% of the estimated losses in the covered pools. When the Company decreases its estimate of future losses, the expected reimbursement from the FDIC, or IA, is decreased by 80% of this amount. The decrease in estimated reimbursements is expensed (negative accretion) over the lesser of the remaining expected life of the related loan pool(s) or the remaining term of the related loss share agreement(s), and is included in the Company’s non-interest income as a negative amount.

At December 31, 2013, the total IA on the Company’s balance sheet was $73,433. Of this amount, the Company expects to receive reimbursements from the FDIC of approximately $39,513 related to future estimated losses, and expects to expense approximately $33,920 for previously estimated losses that are no longer expected. The $33,920 is now expected to be paid by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At December 31, 2013, the $33,920 previously estimated reimbursements from the FDIC will be written off as expense (negative accretion) in the Company’s non-interest income as summarized below.

Year		Year
2014	46.3%	2018	5.2%
2015	20.5%	2019	4.5%
2016	13.2%	2020 thru 2022	3.9%

2017	6.4%	Total	100.0%

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated. See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)

For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Interest income	$25,479	$26,034	$24,487	$24,378	$23,265
Interest expense	1,398	1,424	1,507	1,556	1,726

Net interest income	24,081	24,610	22,980	22,822	21,539
Recovery (provision) for loan losses	(183)	1,273	(1,374)	360	(2,169)

Net interest income after loan loss provision	23,898	25,883	21,606	23,182	19,370
Income from correspondent banking and bond sales division	3,070	2,909	4,904	6,140	6,450
Gain on sale of securities available for sale	22	—	1,008	30	420
FDIC-IA amortization (negative accretion) (note 1)	(4,500)	(3,836)	(3,272)	(2,199)	(1,540)
FDIC-revenue (note 2)	185	3,333	1,396	628	2,025
All other non-interest income	6,420	6,201	5,827	5,680	5,385
Credit related expenses	(1,820)	(5,755)	(3,134)	(2,021)	(3,573)
Acquisition and conversion related expenses	(539)	(183)	—	—	(55)
Correspondent banking division expenses	(4,683)	(4,377)	(5,363)	(6,075)	(6,069)
All other non-interest expense	(19,407)	(19,535)	(18,876)	(18,994)	(18,833)

Income before income tax	2,646	4,640	4,096	6,371	3,580
Income tax provision	(846)	(1,531)	(1,338)	(1,795)	(1,344)

NET INCOME	$1,800	$3,109	$2,758	$4,576	$2,236

Earnings per share (basic)	$0.06	$0.10	$0.09	$0.15	$0.07
Earnings per share (diluted)	$0.06	$0.10	$0.09	$0.15	$0.07
Average common shares outstanding (basic)	30,112,475	30,109,728	30,098,853	30,089,726	30,079,767
Average common shares outstanding (diluted)	30,244,648	30,243,873	30,161,241	30,159,188	30,153,775
Common shares outstanding at period end	30,112,475	30,112,475	30,104,270	30,095,520	30,079,767

PTPP earnings (note 3)	$4,981	$5,972	$6,200	$7,343	$6,932
PTPP diluted earnings per share (note 4)	$0.16	$0.20	$0.21	$0.24	$0.23

note 1:	On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool. The related reimbursements from the FDIC for approximately 80% of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.” The Company updates its estimate of future losses and the timing of the losses each quarter. To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans. Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for approximately 80% of these losses are also reduced. Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.
note 2:	Two FDIC related revenue items are included in this line item. The first item is FDIC reimbursement income from the sale of OREO. When OREO (those covered by loss share agreements) is sold for a loss, approximately 80% of the loss is recognized as income and included in this line item. Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and approximately 80% of that loss is recognized as income from FDIC reimbursement, and included in this line item.
note 3:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that is defined as income before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition, the Company also excludes other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non-recurring items as listed in the following reconciliation table.
note 4:	PTPP earnings per share means, PTPP as defined in note 3 above divided by the average number of diluted common shares outstanding.

A reconciliation of the quarterly condensed PTPP is presented below (unaudited):

For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Income before income tax (GAAP)	$2,646	$4,640	$4,096	$6,371	$3,580
exclude provision for loan losses	183	(1,273)	1,374	(360)	2,169
FDIC income from pool impairment	450	(28)	70	21	(261)
exclude other credit related costs	1,820	5,755	3,134	2,021	3,573
OREO indemnification income from FDIC	(635)	(3,305)	(1,466)	(649)	(1,764)
exclude gain on sale of AFS securities	(22)	—	(1,008)	(30)	(420)
exclude non-recurring items:
gain on sale of bank owned property held for sale	—	—	—	(31)	—
acquisition and conversion related expenses	539	183	—	—	55

PTPP earnings	$4,981	$5,972	$6,200	$7,343	$6,932

The condensed quarterly results of the Company’s correspondent banking and bond sales segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)

For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Net interest income	$748	$725	$607	$774	$878
Total non-interest income (note 1)	4,025	3,771	5,609	7,005	7,193
Total non-interest expense (note 2)	(4,683)	(4,377)	(5,363)	(6,075)	(6,069)
Income tax provision	(35)	(46)	(329)	(657)	(753)

Net income	$55	$73	$524	$1,047	$1,249

Contribution to diluted earnings per share	$—	$—	$0.02	$0.03	$0.04

Allocation of indirect expenses net of income tax benefit (note 3)	$(353)	$(303)	$(283)	$(286)	$(369)

Contribution to diluted earnings per share after deduction of allocated indirect expenses	$(0.01)	$(0.01)	$0.01	$0.03	$0.03

note 1:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $3,070, $2,909, $4,904, $6,140 and $6,450 for 4Q13, 3Q13, 2Q13, 1Q13 and 4Q12 respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
note 2:	A significant portion of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division. The amounts do not include any indirect support allocation costs.
note 3:	A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and bond sales division based on management’s estimates.

Net Interest Margin (“NIM”)

The primary reason for the decrease in NIM between sequential quarters was the decrease in yields on loans and change in the mix of interest earning assets (“IEA”). The yields on the non covered loans continue to decrease quarter to quarter as the average approaches the average yields of the Company’s new loan production. The average yield on FDIC covered loans (accounted for pursuant to ASC 310-30) decreased in 4Q compared to 3Q due primarily to collections in excess of certain pool balances during 3Q resulting in additional interest accretion during that quarter. As indicated in the above discussion relating to the Company’s IA, the covered purchased loans are performing better than previously expected and as such future loss estimates continue to be revised downward causing additional amounts to be accreted into future interest income. At this time the Company expects the yield on covered loans in 1Q14 to be no less than 4Q13.

Although total average loans, the highest yielding component in the IEA portfolio, increased quarter to quarter, total average loans as a percentage of total IEAs decreased quarter to quarter. The lowest yielding asset, federal funds sold and other, increased significantly between quarters. This was the other primary factor contributing to the decrease in NIM between sequential quarters.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)

	4Q13			3Q13			4Q12
	average	interest	avg	average	interest	avg	average	interest	avg
	balance	inc/exp	rate	balance	inc/exp	rate	balance	inc/exp	rate
Loans (TEY)* (note 1)	$1,231,052	$14,479	4.67%	$1,195,105	$14,243	4.73%	$1,138,127	$14,640	5.12%
Covered loans (note 2)	239,620	7,799	12.91%	249,154	8,886	14.15%	309,502	6,001	7.71%
Taxable securities	414,107	2,843	2.72%	430,995	2,560	2.36%	393,362	2,211	2.24%
Tax -exempt securities (TEY)	39,551	516	5.18%	40,119	550	5.44%	40,697	539	5.27%
Fed funds sold and other	161,270	210	0.52%	80,346	149	0.74%	138,236	194	0.56%

Tot. interest earning assets(TEY)	$2,085,600	$25,847	4.92%	$1,995,719	$26,388	5.25%	$2,019,924	$23,585	4.65%

Interest bearing deposits	$1,405,244	$1,225	0.35%	$1,402,753	$1,246	0.35%	$1,490,327	$1,545	0.41%
Fed funds purchased	34,782	5	0.06%	36,823	5	0.05%	44,520	6	0.05%
Other borrowings	19,729	18	0.36%	22,847	21	0.36%	20,004	19	0.38%
Corporate debentures	16,994	150	3.50%	16,987	152	3.55%	16,968	156	3.66%

Total interest bearing liabilities	$1,476,749	$1,398	0.38%	$1,479,410	$1,424	0.38%	$1,571,819	$1,726	0.44%

Net Interest Spread (TEY)			4.54%			4.87%			4.21%

Net Interest Margin (TEY)			4.65%			4.96%			4.31%

*	TEY = tax equivalent yield
note 1:	loans not covered by FDIC loss share agreements
note 2:	loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)

For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Yield on loans (TEY)*	4.67%	4.73%	4.86%	4.92%	5.12%
Yield on FDIC covered loans	12.91%	14.15%	12.03%	11.06%	7.71%
Yield on securities (TEY)	2.94%	2.62%	2.44%	2.57%	2.52%
Yield on fed funds sold and other	0.52%	0.74%	0.51%	0.58%	0.56%
Yield on total interest earning assets	4.85%	5.18%	4.82%	4.90%	4.58%
Yield on total interest earning assets (TEY)	4.92%	5.25%	4.89%	4.96%	4.65%
Cost of interest bearing deposits	0.35%	0.35%	0.37%	0.38%	0.41%
Cost of fed funds purchased	0.06%	0.05%	0.07%	0.05%	0.05%
Cost of other borrowings	0.36%	0.36%	0.35%	0.36%	0.38%
Cost of corporate debentures	3.50%	3.55%	3.54%	3.58%	3.66%
Cost of interest bearing liabilities	0.38%	0.38%	0.40%	0.41%	0.44%
Net interest margin (TEY)	4.65%	4.96%	4.59%	4.64%	4.31%
Cost of total deposits	0.24%	0.25%	0.27%	0.28%	0.31%

*	TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)

As of or for the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Return on average assets (annualized)	0.30%	0.53%	0.46%	0.78%	0.37%
Return on average equity (annualized)	2.60%	4.56%	4.00%	6.76%	3.25%
Loan / deposit ratio	71.7%	74.3%	72.6%	70.3%	71.9%
Stockholders’ equity (to total assets)	11.3%	11.7%	11.5%	11.6%	11.6%
Common tangible equity (to total tangible assets)	9.4%	9.7%	9.5%	9.6%	9.6%
Tier 1 capital (to average assets)	10.4%	10.6%	10.3%	10.1%	9.9%
Efficiency ratio, including correspondent banking (note 1)	80.9%	78.1%	77.8%	75.6%	76.4%
Efficiency ratio, excluding correspondent banking (note 2)	75.2%	72.8%	73.7%	73.0%	74.3%
Common equity per common share	$9.08	$9.06	$9.02	$9.18	$9.09
Common tangible equity per common share	$7.38	$7.35	$7.30	$7.45	$7.36

note 1:	Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.
note 2:	Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Loan portfolio mix and covered loans

Approximately 15.6% of the Company’s loans, or $230,273, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010 and two during the first quarter of 2012. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)

At quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$458,331	$449,224	$437,946	$432,892	$428,554
Commercial	528,710	529,172	504,487	478,790	480,494
Land, development and construction loans	62,503	60,375	60,928	59,524	55,474

Total real estate loans	1,049,544	1,038,771	1,003,361	971,206	964,522
Commercial loans	143,263	126,451	124,465	115,217	124,225
Consumer and other loans, (note 1)	1,148	1,259	2,851	2,818	2,732
Consumer and other loans	49,547	49,065	48,084	47,991	48,547

Total loans before unearned fees and costs	1,243,502	1,215,546	1,178,761	1,137,232	1,140,026
Unearned fees and costs	404	135	(2)	(217)	(458)

Total loans not covered by FDIC loss share agreements	1,243,906	1,215,681	1,178,759	1,137,015	1,139,568

Loans covered by FDIC loss share agreements
Real estate loans
Residential	120,030	124,027	128,930	135,068	142,480
Commercial	100,012	109,285	118,999	130,549	134,413
Land, development and construction loans	6,381	5,673	4,897	7,777	13,259

Total real estate loans	226,423	238,985	252,826	273,394	290,152
Commercial loans	3,850	3,906	4,002	4,577	6,143

Total loans covered by FDIC loss share agreements	230,273	242,891	256,828	277,971	296,295

Total Loans	$1,474,179	$1,458,572	$1,435,587	$1,414,986	$1,435,863

note 1:	Consumer loans acquired pursuant to five FDIC assisted transactions of failed financial institutions during the third quarter of 2010 and first quarter of 2012. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.

Credit quality and allowance for loan losses

During the quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a loan loss provision expense of $746 and charge-offs net of recoveries of $317, resulting in an increase in the allowance for loan losses (excluding covered loans) of $429 as shown in the table below.

With regard to loans covered by FDIC loss share agreements, the Company recorded a negative loan loss provision expense of $563 and charge-offs of $733, resulting in a decrease in the allowance for loan losses on covered loans of $1,296. See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL”) was $20,454 at December 31, 2013 compared to $21,321 at September 30, 2013, a decrease of $867. This decrease is the result of the aggregate effect of a $598 decrease in general loan loss allowance, a $1,027 increase in the specific loan loss allowance related to impaired loans and a $1,296 decrease in the loan loss allowance related to certain impaired loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between December 31, 2013 and September 30, 2013 are summarized in the table below.

	Dec 31, 2013			Sept 30, 2013			increase (decrease)
	loan	ALLL		loan	ALLL		loan	ALLL
	balance	balance	%	balance	balance	%	balance	balance
Non impaired loans	$1,219,796	$17,883	1.47%	$1,175,801	$18,481	1.57%	$43,995	$(598)	-10 bps
Impaired loans	24,110	1,811	7.51%	39,880	784	1.97%	(15,770)	1,027	554 bps

Loans (note 1)	1,243,906	19,694	1.58%	1,215,681	19,265	1.58%	28,225	429	— bps
Covered loans (note 2)	230,273	760		242,891	2,056		(12,618)	(1,296)

Total loans	$1,474,179	$20,454	1.39%	$1,458,572	$21,321	1.46%	$15,607	$(867)	-7 bps

note 1:	Total loans not covered by FDIC loss share agreements.
note 2:	Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC indemnification income and included in non-interest income within the Company’s condensed consolidated statement of operations. Four loan pools with an aggregate carrying value of $8,005 are impaired at December 31, 2013, and have a specific allowance of $760. The aggregate carrying value of $8,005 represents approximately 77% of the underlying loan balances outstanding.

The general loan loss allowance (non-impaired loans) decreased by a net amount of $598. This decrease was primarily due to the Company’s continued improvement in its credit metrics, as evidenced by the continued decline in the Company’s two year charge-off history, partially offset by the growth in its non-impaired loan portfolio.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss share agreement. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $2,772 to $24,110 ($22,299 when the $1,811 specific allowance is considered) from their legal unpaid principal balance outstanding of $26,882. In the aggregate, total impaired loans have been written down to approximately 83% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 75% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $27,107 at December 31, 2013) have been written down to approximately 77% of their legal unpaid principal balance.

Approximately $10,763 of the Company’s impaired loans (45%) are accruing performing loans. This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

Any losses in loans covered by FDIC loss share agreements, as described in note 2 above, are reimbursable from the FDIC to the extent of 80% of such losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at December 31, 2013. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)

as of or for the quarter ending	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$19,265	$21,800	$22,631	$24,033	$24,019
Charge-offs	(774)	(1,570)	(2,603)	(1,231)	(2,121)
Recoveries	457	344	310	163	293

Net charge-offs	(317)	(1,226)	(2,293)	(1,068)	(1,828)
Provision for loan losses	746	(1,309)	1,462	(334)	1,842

Allowance at end of period for loans not covered by FDIC loss share agreements	$19,694	$19,265	$21,800	$22,631	$24,033

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$2,056	$2,020	$2,623	$2,649	$2,322
Charge-offs	(733)	—	(515)	—	—
Recoveries	—	—	—	—	—

Net charge-offs	(733)	—	(515)	—	—
Provision for loan losses	(563)	36	(88)	(26)	327

Allowance at end of period for loans covered by FDIC loss share agreements	$760	$2,056	$2,020	$2,623	$2,649

Total allowance at end of period	$20,454	$21,321	$23,820	$25,254	$26,682

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total loans not covered by FDIC loss share agreements were 2.18% at December 31, 2013 compared to 1.74% at September 30, 2013.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement), were $33,666 at December 31, 2013, compared to $26,084 at September 30, 2013. NPAs as a percentage of total assets was 1.39% at December 31, 2013 compared to 1.12% at September 30, 2013. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 2.69% at December 31, 2013 compared to 2.14% at September 30, 2013.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)

As of or for the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Non-accrual loans (note 1)	$27,077	$21,104	$24,219	$24,456	$25,448
Past due loans 90 days or more and still accruing interest (note 1)	30	35	615	316	293

Total non-performing loans (“NPLs”) (note 1)	27,107	21,139	24,834	24,772	25,741
Other real estate owned (OREO) (note 1)	6,409	4,804	5,469	6,186	6,875
Repossessed assets other than real estate (note 1)	150	141	223	380	770

Total non-performing assets (“NPAs”) (note 1)	$33,666	$26,084	$30,526	$31,338	$33,386
Non-performing loans as percentage of total loans not covered by FDIC loss share agreements	2.18%	1.74%	2.11%	2.18%	2.26%
Non-performing assets as percentage of total assets	1.39%	1.12%	1.30%	1.31%	1.41%
Non-performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	2.69%	2.14%	2.58%	2.74%	2.91%
Net charge-offs (note 1)	$317	$1,226	$2,293	$1,068	$1,828
Net charge-offs as a percentage of average loans for the period (note 1)	0.03%	0.10%	0.20%	0.09%	0.16%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	0.12%	0.40%	0.80%	0.36%	0.64%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.85%	0.75%	0.99%	1.06%	0.65%
Allowance for loan losses as percentage of NPLs (note 1)	73%	91%	88%	91%	93%

Troubled debt restructure (“TDRs”) (note 2)	$15,447	$15,811	$13,103	$14,073	$14,660
Impaired loans that were not TDRs	8,663	24,069	25,590	26,031	33,519

Total impaired loans	24,110	39,880	38,693	40,104	48,179
Non impaired loans	1,219,796	1,175,801	1,140,066	1,096,911	1,091,389

Total loans not covered by FDIC loss share agreements	1,243,906	1,215,681	1,178,759	1,137,015	1,139,568
Total loans covered by FDIC loss share agreements	230,273	242,891	256,828	277,971	296,295

Total loans	$1,474,179	$1,458,572	$1,435,587	$1,414,986	$1,435,863

As of or for the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance- impaired loans	$1,811	$784	$600	$990	$1,022
General loan loss allowance- non impaired	17,883	18,481	21,200	21,641	23,011

Total allowance for loan losses	$19,694	$19,265	$21,800	$22,631	$24,033

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	7.51%	1.97%	1.55%	2.47%	2.12%
All other non impaired loans (note 1)	1.47%	1.57%	1.86%	1.97%	2.11%

Total loans (note 1)	1.58%	1.58%	1.85%	1.99%	2.11%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	The Company has approximately $15,447 of TDRs. Of this amount $10,763 are performing pursuant to their modified terms, and $4,684 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

Deposit activity

During the quarter, total deposits increased by $94,276 (time deposits decreased by $15,333 and non-time deposits increased by $109,609). Most of the increase came from commercial checking account balances. The loan to deposit ratio was approximately 71.7% at quarter end. The cost of interest bearing deposits in the current quarter remained approximately the same compared to the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) decreased by 1 bps to 0.24% in the current quarter compared to 0.25% in the prior quarter. The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)

For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Checking accounts
Non-interest bearing	$644,915	$562,027	$555,721	$565,404	$519,510
Interest bearing	483,842	452,583	456,660	459,528	452,961
Savings deposits	232,942	240,431	241,609	239,127	238,216
Money market accounts	309,657	306,706	312,891	316,785	311,241
Time deposits	384,875	400,208	409,811	432,752	475,304

Total deposits	$2,056,231	$1,961,955	$1,976,692	$2,013,596	$1,997,232

Non time deposits as percentage of total deposits	81%	80%	79%	79%	76%
Time deposits as percentage of total deposits	19%	20%	21%	21%	24%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Cash and due from banks	$21,581	$21,216	$21,160	$20,823	$19,160
Fed funds sold and Fed Res Bank deposits	153,308	85,600	82,395	155,872	117,588
Trading securities	—	398	—	—	5,048
Investments securities, available for sale	457,086	456,555	492,087	460,534	425,758
Loans held for sale	1,010	1,317	1,760	2,131	2,709
Loans covered by FDIC loss share agreements	230,273	242,891	256,828	277,971	296,295
Loans not covered by FDIC loss share agreements	1,243,906	1,215,681	1,178,759	1,137,015	1,139,568
Allowance for loan losses	(20,454)	(21,321)	(23,820)	(25,254)	(26,682)
FDIC indemnification assets	73,433	81,603	88,716	97,958	119,289
Premises and equipment, net	96,619	97,289	96,506	96,946	97,954
Goodwill	44,924	44,924	44,924	44,924	44,924
Core deposit intangible	4,958	5,196	5,441	5,691	5,944
Bank owned life insurance	49,285	48,961	48,634	48,296	47,957
OREO covered by FDIC loss share agreements	19,111	21,633	28,532	29,434	26,783
OREO not covered by FDIC loss share agreements	6,409	4,804	5,469	6,186	6,875
Other assets	34,118	29,274	27,962	30,712	34,070

TOTAL ASSETS	$2,415,567	$2,336,021	$2,355,353	$2,389,239	$2,363,240

Deposits	$2,056,231	$1,961,955	$1,976,692	$2,013,596	$1,997,232
Federal funds purchased	29,909	45,356	53,274	45,130	38,932
Other borrowings	37,453	39,140	38,873	37,398	35,762
Other liabilities	18,595	16,829	15,098	16,890	17,783
Common stockholders’ equity	273,379	272,741	271,416	276,225	273,531

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,415,567	$2,336,021	$2,355,353	$2,389,239	$2,363,240

Condensed Consolidated Average Balance Sheets (unaudited)

For quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Federal funds sold and other	$161,270	$80,346	$179,982	$137,776	$138,236
Security investments	453,658	471,114	437,815	460,228	434,059
Loans covered by FDIC loss share agreements	239,620	249,154	264,769	284,151	309,502
Loans not covered by FDIC loss share agreements	1,231,052	1,195,105	1,155,737	1,136,076	1,138,127
Allowance for loan losses	(21,438)	(23,819)	(23,962)	(26,782)	(26,930)
All other assets	341,437	377,072	367,969	398,334	395,267

TOTAL ASSETS	$2,405,599	$2,348,972	$2,382,310	$2,389,783	$2,388,261

Deposits- interest bearing	$1,405,244	$1,402,753	$1,433,806	$1,462,511	$1,490,327
Deposits- non interest bearing	635,383	581,827	574,345	545,579	521,890
Federal funds purchased	34,782	36,823	35,619	44,662	44,520
Other borrowings	36,723	39,834	40,812	37,356	36,972
Other liabilities	18,516	17,315	22,135	25,200	20,860
Stockholders’ equity	274,951	270,420	275,593	274,475	273,692

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,405,599	$2,348,972	$2,382,310	$2,389,783	$2,388,261

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Income from correspondent banking and bond sales division	$3,070	$2,909	$4,904	$6,140	$6,450
Other correspondent banking related revenue	955	862	705	865	743
Wealth management related revenue	1,172	1,179	1,130	1,070	942
Service charges on deposit accounts	2,313	2,244	2,081	1,819	1,825
Debit, prepaid, ATM and merchant card related fees	1,394	1,399	1,342	1,285	1,242
BOLI income	324	327	338	339	355
Other service charges and fees	262	190	231	302	278
Gain on sale of securities available for sale	22	—	1,008	30	420

Subtotal	$9,512	$9,110	$11,739	$11,850	$12,255
FDIC indemnification asset – amortization (see explanation below)	(4,500)	(3,836)	(3,272)	(2,199)	(1,540)
FDIC indemnification income	185	3,333	1,396	628	2,025

Total non-interest income	$5,197	$8,607	$9,863	$10,279	$12,740

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered loan portfolio. To the extent current projected losses in the covered loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income. This event corresponds to the increase in yields in the FDIC covered loan portfolio, although there is not perfect correlation. Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool. The lower expected reimbursement from the FDIC (i.e. 80% of the lower expected future losses) is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and approximately eighty percent of the loss is recorded as FDIC indemnification income and included in non-interest income. In addition, eighty percent of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Employee salaries and wages	$11,200	$11,168	$12,142	$12,665	$12,580
Employee incentive/bonus compensation accrued	1,375	1,325	1,171	1,094	1,032
Employee stock based compensation expense	173	147	143	146	153
Deferred compensation expense	147	147	134	141	124
Health insurance and other employee benefits	968	842	796	951	878
Payroll taxes	613	655	733	1,017	610
401K employer contributions	268	276	308	367	236
Other employee related expenses	381	272	344	296	336
Incremental direct cost of loan origination	(575)	(487)	(537)	(437)	(228)

Total salaries, wages and employee benefits	14,550	14,345	15,234	16,240	15,721

(Gain) loss on sale of OREO	(93)	68	177	76	(17)
Loss (gain) on sale of FDIC covered OREO	801	1,784	386	(77)	548
Valuation write down of OREO	110	338	295	342	287
Valuation write down of FDIC covered OREO	51	2,846	1,385	645	1,146
Loss (gain) on repossessed assets other than real estate	16	39	104	242	(52)
Loan put back expense	—	—	—	4	734
Foreclosure and repossession related expenses	477	376	438	441	355
Foreclosure and repo expense, FDIC (note 1)	458	304	349	348	572

Total credit related expenses	1,820	5,755	3,134	2,021	3,573

Occupancy expense	1,944	1,924	1,942	1,892	1,909
Depreciation of premises and equipment	1,560	1,364	1,455	1,497	1,530
Supplies, stationary and printing	280	268	285	288	245
Marketing expenses	681	722	586	528	655
Data processing expenses	962	1,026	912	884	1,131
Legal, auditing and other professional fees	951	1,176	844	783	755
Bank regulatory related expenses	565	588	635	581	448
Postage and delivery	266	266	267	285	279
ATM and debit card related expenses	414	435	428	511	377
Amortization of CDI	237	246	250	253	284
Internet and telephone banking	334	286	239	224	235
Put back option amortization expense	—	—	—	37	134
Correspondent account and Federal Reserve charges	116	114	120	109	115
Conferences, seminars, education and training	155	138	138	153	114
Director fees	102	99	102	102	103
Travel expenses	102	119	104	74	114
Other expenses	871	796	698	628	753

Subtotal	25,910	29,667	27,373	27,090	28,475
Merger, acquisition and conversion related expenses	539	183	—	—	55

Total non- interest expense	$26,449	$29,850	$27,373	$27,090	$28,530

note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles income before income taxes and Pre-tax Pre-Provision (“PTPP”) earnings. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	4Q13	3Q13	4Q12

Interest income, as reported (GAAP)	$25,479	$26,034	$23,265
tax equivalent adjustments	368	354	320

Interest income (tax equivalent)	$25,847	$26,388	$23,585

Net interest income, as reported (GAAP)	$24,081	$24,610	$21,539
tax equivalent adjustments	368	354	320

Net interest income (tax equivalent)	$24,449	$24,964	$21,859

	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Total stockholders’ equity (GAAP)	$273,379	$272,741	$271,416	$276,225	$273,531
Goodwill	(44,924)	(44,924)	(44,924)	(44,924)	(44,924)
Core deposit intangible	(4,958)	(5,196)	(5,441)	(5,691)	(5,944)
Trust intangible	(1,158)	(1,209)	(1,259)	(1,309)	(1,363)

Tangible common equity	$222,339	$221,412	$219,792	$224,301	$221,300

	4Q13	3Q13	2Q13	1Q13	4Q12
Income before income tax (GAAP)	$2,646	$4,640	$4,096	$6,371	$3,580
exclude provision for loan losses	183	(1,273)	1,374	(360)	2,169
FDIC income from pool impairment	450	(28)	70	21	(261)
exclude other credit related costs	1,820	5,755	3,134	2,021	3,573
OREO indemnification income from FDIC	(635)	(3,305)	(1,466)	(649)	(1,764)
exclude gain on sale of AFS securities	(22)	—	(1,008)	(30)	(420)
exclude non-recurring items:
gain on sale of bank owned property held for sale	—	—	—	(31)	—
acquisition and conversion related expenses	539	183	—	—	55

PTPP earnings	$4,981	$5,972	$6,200	$7,343	$6,932

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 59 full service branch banking locations in 20 counties throughout central Florida. Through its subsidiary bank the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2012, and otherwise in our SEC reports and filings.